Exhibit 99.1

Covidien Announces Highlights from Investor Meeting

New York – September 10, 2008 – Covidien (NYSE: COV; BSX: COV), a leading global provider of healthcare products, held a meeting for the investment community today where it highlighted the strengths, strategies and innovations that will drive the Company’s growth in 2009 and beyond.

President and Chief Executive Officer Richard J. Meelia spoke about the Company’s accomplishments since the spinoff in mid-2007 and the key challenges Covidien faces in the increasingly competitive global medical products marketplace.

“During our first year as an independent company, we successfully accomplished many of our objectives. We accelerated the sales growth rate, launched an unprecedented number of meaningful new products, improved gross margin and made planned incremental investments in selling, marketing and research and development,” Meelia said. “In addition, we generated strong cash flow, some of which was used to make disciplined acquisitions, announced the divestitures of several low-growth, non-strategic businesses, and reduced our net debt by more than $1.6 billion while returning in excess of $300 million to our shareholders through dividends.”

Presentations by the senior leaders of Covidien’s business units reviewed market position, key focus areas and plans for future investment.

Chief Financial Officer Charles Dockendorff provided an outlook for fiscal 2009. The Company estimates that net sales in the 2009 fiscal year will increase 5% - 8% at current foreign exchange rates, or 6% to 9% on an operational basis, excluding foreign exchange rate fluctuations. At current exchange rates, net sales are expected to increase 4% - 7% versus 2008 in the Medical Devices segment and 3% - 6% in Imaging Solutions. The Company expects sales in Pharmaceutical Products to grow more than 20% above those of 2008, while sales of Medical Supplies will increase 2% to 5%.

Excluding the impact of one-time items, operating margin is expected to be in the 21.5% - 22.5% range. Covidien anticipates the effective tax rate will be in the 27% - 30% range for fiscal 2009, excluding the impact of one-time items.

In addition, the Company indicated that it expects the launch of Oxycodone Hydrochloride extended-release tablets to add at least 15 cents to fiscal 2009 earnings per share. Covidien also announced that it would be launching TussiCaps extended-release capsules, a hydrocodone antitussive oral capsule, later this month.

Individuals who were unable to attend the meeting in person may view a replay of the presentations at Covidien’s website: http://investor.covidien.com. Presentation materials are also available at the same website.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2007 revenue of nearly $9 billion, Covidien has more than 42,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS:

Eric Kraus Senior Vice President Corporate Communications 508-261-8305 eric.kraus@covidien.com	Coleman Lannum, CFA Vice President Investor Relations 508-452-4343 cole.lannum@covidien.com

Bruce Farmer Vice President Public Relations 508-452-4372 bruce.farmer@covidien.com	Wayde McMillan Director Investor Relations 508-452-4387 wayde.mcmillan@covidien.com

NON-GAAP FINANCIAL MEASURES

This press release contains a financial measure, adjusted operating margin, that is considered a “non-GAAP” financial measure under applicable Securities & Exchange Commission rules and regulations. This non-GAAP financial measure should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of adjusted operating margin, adjusted operating income as a percentage of net sales, may differ from the definition of adjusted operating margin used by others.

The Company presents its operating margin forecast before special items to give investors a perspective on the expected underlying business results. Because the Company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the Company’s financial statements, it is difficult to include the impact of those items in the forecast.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities

Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payers and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates, potential environmental liabilities or increased costs after the separation from Tyco International or as a result of the separation. These and other factors are identified and described in more detail in our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other periodic filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.